EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Aastrom Biosciences, Inc. of our report dated May 29, 2014 relating to the Special Purpose Combined Financial Statements of the Cell Therapy and Regenerative Medicine Business (the "CTRM business"), a product portfolio of Sanofi, which appears in Aastrom Biosciences, Inc.’s Current Report on Form 8-K/A dated June 16, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
August 5, 2014